Exhibit 99.1

ChinaCast Education Corporation Completes $2.15 million Financing

Beijing, August 27, 2012 — ChinaCast Education ("ChinaCast" or the "Company", OTC: CAST), a post-secondary education services provider in China, today announced the closing of a $2.15 million private offering of its Notes and Warrants.

The Notes and Warrants were sold in a private offering to investors, which included many of the Company’s long term shareholders, Company Directors, and the Company’s Chief Executive Officer and Chief Financial Officer.

The Company intends to use the proceeds from the sale of the Notes to:

•	Fund the efforts to retain ownership of schools invalidly removed from the Company

•	Fund the efforts to recover cash balances illegally removed from the Company

•	Fund the pursuit of criminal charges against Ron Chan, Jiang Xiangyuan and others

•	Fund the payment of professional service providers, payroll and other vendors

The Company relied upon the exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, to effect the sale and issuance of the Notes and Warrants. The Notes and Warrants have not been registered under the Securities Act or the securities laws of any other jurisdictions, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Notes or the Warrants, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including, among others, the risk factors described in the Company’s periodic and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect," "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.